Prospectus Supplement No. 24	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 2, 2026)	Registration No. 333-296944

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 24 (this “Prospectus Supplement”) to our Prospectus, dated July 2, 2026 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 100,090,365 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on October 26, 2026. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 26, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 21, 2026
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 3.02 Unregistered Sales of Equity Securities

Exchange Transactions

On October 21, 2026, Wheeler Real Estate Investment Trust, Inc. (the “Company”) agreed to issue an aggregate amount of 1,198,800 shares of its common stock, $0.01 par value per share (the “Common Stock”), to an unaffiliated holder of the Company’s securities (the “October 21 Investor”) in exchange for an aggregate amount of 39,300 shares of the Company's Series B Preferred Stock (the “Series B Preferred Stock”) and 200 shares of the Company's Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series B Preferred Stock, the “Preferred Stock”) in four separate transactions. Three of the transactions each involved the issuance of thirty shares of Common Stock in exchange for one shares of Series B Preferred Stock. The fourth transaction involved the issuance of two hundred-nineteen shares of Common Stock in exchange for four shares of Series B Preferred Stock and one share of Series D Preferred Stock. The Company expects the transactions to settle in accordance with customary settlement cycles.

The Company did not receive any cash proceeds in these transactions, and the shares of the Preferred Stock exchanged have been retired and cancelled.

The Company issued the Common Stock to the October 21 Investor in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act on the basis that the issuance of Common Stock to the October 21 Investor constituted an exchange with an existing holder of the Company’s securities, and no commission or other remuneration was paid or given directly or indirectly for soliciting such transactions.

Sale of Series D Preferred Stock

On October 19, 2026 and October 26, 2026, the Company entered into subscription agreements with unaffiliated investors (the “Series D Investors”) pursuant to which the Company issued an aggregate amount of 50,000 shares of its Series D Preferred Stock in consideration for an aggregate amount of 75,000 shares of 6.50% Series C Cumulative Redeemable Preferred Stock (the “Cedar Series C Preferred Stock”) of the Company’s subsidiary Cedar Realty Trust, Inc. (“Cedar”), held by the Series D Investors. Each transaction involved the issuance of 1 share of Series D Preferred Stock in consideration for 1.5 shares of Cedar Series C Preferred Stock. Immediately following the closing of such transactions, the Company contributed the acquired Cedar Series C Preferred Stock to Cedar and those shares were retired.

These transactions are being reported on this Current Report on Form 8-K notwithstanding that they are not required to be reported given that the Series D Preferred Stock issued constituted less than 5% of the number of outstanding shares of Series D Preferred Stock.

The Company issued the Series D Preferred Stock to the Series D Investors in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering.

This Current Report on Form 8-K does not constitute an offer to exchange any securities of the Company for the Common Stock, the Series D Preferred Stock, the Series B Preferred Stock or other securities of the Company, nor an offer to sell or the solicitation of an offer to buy any securities of the Company.

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Charter Amendments for One-for-Six Reverse Stock Split

On October 26, 2026, in connection with a one-for-six reverse stock split (the “Reverse Stock Split”) of the common stock, $0.01 par value per share (the "Common Stock"), of Wheeler Real Estate Investment Trust, Inc. (the "Company"), to be effective on October 29, 2026 the Company filed two Articles of Amendment to its charter with the State Department of Assessments and Taxation of Maryland that provide for:

ia one-for-six Reverse Stock Split of the Common Stock, to be effective at 5:00 p.m. Eastern Time (the “Effective Time”) on October 29, 2026 (the “First Amendment”); and
iithe par value of the Common Stock to be decreased from $0.06 per share (as a result of the one-for-six Reverse Stock Split) to $0.01 per share, to be effective at 5:01 p.m. Eastern Time on October 29, 2026 (the “Second Amendment”).

Pursuant to the First Amendment, no fractional shares will be issued in connection with the Reverse Stock Split; rather, stockholders who would have otherwise been issued a fractional share of the Common Stock as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share in an amount equal to the applicable fraction multiplied by the closing price of the Company’s Common Stock on The Nasdaq Capital Market on October 29, 2026 (as adjusted for the Reverse Stock Split), without any interest.

The foregoing descriptions of the amendments to the Company’s charter do not purport to be complete and are qualified in their entirety by reference to each amendment, copies of which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Effect of Reverse Stock Split on Common Stock

At the market open on October 30, 2026 (the first business day after the Effective Time), the Common Stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market under a new CUSIP number (963025713).

The Reverse Stock Split will apply to all of the outstanding shares of Common Stock as of the Effective Time. It therefore will not affect any particular stockholder’s relative ownership percentage of shares of Common Stock, except for de minimis changes resulting from the payment of cash in lieu of fractional shares. The Reverse Stock Split will also not affect the relative voting or other rights that accompany the shares of Common Stock, except to the extent that it results from a stockholder receiving cash in lieu of fractional shares. There will be no change to the number of authorized shares of the Common Stock as a result of the Reverse Stock Split.

As of October 26, 2026 the Company had 5,872,051 shares of Common Stock outstanding and anticipates having approximately 978,675 shares of Common Stock outstanding post-Reverse Stock Split.

The Company’s trading symbol will remain unchanged, but the CUSIP number for the Company’s registered Common Stock will be changed to 963025713.

In connection with the Reverse Stock Split, adjustments will be made to the number of shares of Common Stock issuable upon conversion of the Company’s convertible securities.

Effect of Reverse Stock Split on 7.00% Subordinated Convertible Notes Due 2031

As a result of the Reverse Stock Split, pursuant to and in accordance with Section 14.05(c) of that certain indenture, dated as of August 13, 2021, between the Company and Wilmington Savings Fund Society, FSB as trustee, pertaining to the Company’s 7.00% subordinated convertible notes due 2031 (the “Notes”), the conversion rate of the Notes will be proportionately reduced from approximately 9.17 shares of Common Stock per each $25.00 principal amount of the Notes to approximately 1.53 shares of Common Stock per each $25.00 principal amount of the Notes.

Effect of Reverse Stock Split on Preferred Stock

As a result of the Reverse Stock Split, the conversion price of the Company’s Series B Preferred Stock will proportionally increase from $2,612,736,000,000 per share of Common Stock to $15,676,416,000,000 per share of Common Stock, and one (1) share of Series B Preferred Stock will be convertible into approximately 0.000000000002 shares of Common Stock.

As a result of the Reverse Stock Split, the conversion price of the Company’s Series D Cumulative Convertible Preferred Stock will proportionally increase from $1,107,800,064,000 per share of Common Stock to $6,646,800,384,000 per share of Common Stock, and one (1) share of Series D Cumulative Convertible Preferred Stock will be convertible into approximately 0.000000000004 shares of Common Stock.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “will”, “would”, and "anticipates", or the negative of such terms, or other comparable terminology, and include statements about the Reverse Stock Split and the impact, if any, of the Reverse Stock Split on the Company and the trading price of the Common Stock. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
3.1	First Amendment (Reverse Stock Split)
3.2	Second Amendment (Par Value Decrease)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: October 26, 2026

Exhibit 3.1
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that (a) at the Effective Time (as defined below), every six shares of common stock, $0.01 par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be converted into and classified as one issued and outstanding share of common stock, $0.06 par value per share (the “Reverse Stock Split”), and (b) no fractional shares will be issued in connection with the Reverse Stock Split; rather, stockholders who would have otherwise been issued a fractional share of the Corporation’s common stock as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share in an amount equal to the applicable fraction multiplied by the closing price of the Corporation’s common stock on the date that includes the Effective Time (as adjusted for the Reverse Stock Split) as reported on The Nasdaq Stock Market, LLC, without any interest.

SECOND: The foregoing amendment (the “Amendment”) was duly advised by the Board of Directors of the Corporation and duly approved by the stockholders of the Corporation in the manner and by the vote required by the Maryland General Corporation Law and the Charter. The manner in which the Amendment was advised and approved is set forth below.

(a)    At a meeting thereof duly held on June 20, 2025, the Board of Directors of the Corporation adopted resolutions that (i) set forth the Amendment, (ii) declared the Amendment advisable, and (iii) directed that the Amendment be submitted to the stockholders of the Corporation for consideration.

(b)    At a meeting thereof duly held on August 20, 2025, the stockholders of the Corporation approved the Amendment.

THIRD: The Amendment does not increase the authorized stock of the Corporation.

FOURTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:00 p.m., Eastern Time, on October 29, 2026.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on October 13, 2026 and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:    WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By: /s/ Sydney Schlimgen     By:    /s/ M. Andrew Franklin
Name:    Sydney Schlimgen     Name:    M. Andrew Franklin
Title:    Secretary            Title:    Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]

Exhibit 3.2
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Immediately prior to the Effective Time (as defined below) of these Articles of Amendment, the charter of the Corporation (the “Charter”) was amended to effect a one-for-six reverse stock split (the “Reverse Stock Split”) such that every six shares of common stock of the Corporation that were issued and outstanding immediately prior to the effective time of the Reverse Stock Split were automatically converted into and classified as one issued and outstanding share of common stock of the Corporation, with the result that the par value of the issued and outstanding shares of common stock was automatically increased from $0.01 per share to $0.06 per share, and the Corporation’s Board of Directors desires to reduce the par value of the issued and outstanding shares of common stock back down to $0.01 per share so that the per share par value and the aggregate par value of the issued and outstanding shares of common stock remain the same as they were immediately prior to the Reverse Stock Split.

SECOND: The Charter is hereby amended to change the par value of the shares of common stock that are issued and outstanding as of the Effective Time to $0.01 per share.

THIRD: The effect of the amendment to the Charter set forth in ARTICLE SECOND hereof (the “Amendment”) is that the Corporation shall continue to have authority to issue 200,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, without par value per share, for an aggregate par value of all authorized shares of stock, both immediately prior to and after the Reverse Stock Split, of $2,000,000.

FOURTH: The Amendment was approved by the entire Board of Directors of the Corporation by a unanimous written consent executed on October 12, 2026, and is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: The Amendment does not increase the authorized stock of the Corporation.

SIXTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:01 p.m., Eastern Time, on October 29, 2026.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on October 13, 2026 and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:    WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By: /s/ Sydney Schlimgen     By:    /s/ M. Andrew Franklin
Name:    Sydney Schlimgen     Name:    M. Andrew Franklin
Title:    Secretary            Title:    Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]